UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2013 (December 9, 2013)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.05.	Amendments to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

The Code of Ethics of QC Holdings, Inc. and Subsidiaries (the “Code”) provides, among other things, that no officer or director of the company or any subsidiary (individually or collectively, “QC”) shall (unless expressly waived or approved in accordance with the Code) conduct business on behalf of QC with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home, whether or not legal relatives, other than employment of family members by the company, which employment arrangements are reported to the audit committee or compensation committee, as appropriate, from time to time.

As discussed further below, on December 9, 2013, QC completed the sale of substantially all the assets of its automotive sale and finance business to an unaffiliated limited liability company (“Buyer”). The members of that limited liability company include (as minority owners) Melissa Carter and her husband, Andre Carter. Ms. Carter is the daughter of Mary Lou Early, the Vice Chairman of the Board of Directors of QC Holdings, Inc., and the sister of Darrin J. Andersen, the President and Chief Executive Officer of QC Holdings, Inc. Mr. Carter is the son-in-law of Mrs. Early, and the brother-in-law of Mr. Andersen.

In conjunction with the approval of the sale of assets of the automotive business of QC to Buyer, the Audit Committee of the Board of Directors granted a waiver of the above-referenced provision of the Code to permit the sale of those assets to Buyer, in which Ms. Carter and Mr. Carter are minority owners. The Audit Committee also approved the waiver of the Code with respect to any ancillary agreements between QC and Buyer associated with the sale of those assets, including lease agreements and agreements to provide transition services to Buyer.

Item 8.01.	Other Events.

As discussed above, QC sold substantially all the assets of its automotive sale and finance business to Buyer for a cash purchase price of approximately $6.0 million paid at closing. Buyer assumed no liabilities in conjunction with the purchase of those assets, other than lease obligations for the four buy-here, pay-here locations previously leased by QC. QC also entered into a lease agreement with Buyer for the one location that is owned by QC. To facilitate the willingness of two landlords to enter into new leases with Buyer, QC guaranteed the rental obligations of Buyer for 12 months under one lease and up to 24 months under the other lease. The aggregate rental obligation under both leases during the respective guaranteed periods is approximately $300,000.

QC also agreed to provide certain limited transition services to Buyer until March 31, 2014 (unless earlier terminated) pursuant to a transition services agreement, which requires Buyer to reimburse QC for its out of pocket expenses incurred in providing the services.

In accordance with recent amendments to the QC credit facility, QC used $3.0 million of the sale proceeds to make a mandatory prepayment on its $9.0 million term loan. The balance of $6.0 million of the term loan is required to be repaid in four quarterly installments of $1.5 million each, beginning on December 31, 2013. The term loan and the $18.0 million revolving credit facility both mature on September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: December 13, 2013	By:	/s/ Douglas E. Nickerson
Name: Douglas E. Nickerson
Title: Chief Financial Officer